Exhibit 10.11 - 2002 OFFICER BONUS PLAN

Exabyte Corporation has adopted a 2002 Officer Bonus Plan under which all executive officers are awarded cash bonuses based on Exabyte's operating results. The respective bonus payments are calculated with reference to the actual pre-tax income results as measured against the 2002 Operating Plan presented and approved at the Board of Directors meeting on January 18, 2002. The pre-tax income level is measured prior to any accruals reflecting Exabyte's bonus payments. No profit bonus will be paid for achievement of 50% or less of the planned objective. At 100% achievement, 100% of the profit bonus will be paid. If the 2002 Operating Plan is fully achieved, 200% of the executive's bonus will be paid. If Exabyte shows a profit in its year-end results, 150% of bonus will be paid. If Exabyte is profitable for both the third and fourth quarters, 100% of bonus will be paid. If Exabyte is profitable for the fourth quarter only, 50% of bonus will be paid. No bonus will be paid if Exabyte shows no profitability in fiscal 2002.